UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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/ /	Soliciting Material under § 240.14a-12.

PUTNAM MANAGED MUNICIPAL INCOME TRUST
PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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-2-

Dear Shareholder:

Your Fund’s Special Meeting of Shareholders is scheduled for October 6, 2023. The Board of Trustees of The Putnam Funds recommends you vote in favor of all proposals on the WHITE proxy card from Putnam.

Why reject Saba and discard the GOLD proxy card?
If Saba’s solicitation is successful, it could disrupt Fund operations and leave the Funds without an investment adviser.

What is wrong with Saba’s solicitation effort?
Saba Capital Management offers no long-term plan for the Funds. Saba is an activist closed-end fund investor seeking to prevent the approval of the Fund’s management contract. Should its efforts succeed, it could disrupt the operations of the Funds, leaving them without an investment adviser.

The Board of Trustees of The Putnam Funds urges you
NOT to sign any proxy cards from Saba.

Why vote the WHITE proxy card?
The Board of Trustees of The Putnam Funds has unanimously approved the Fund's management contracts and recommended that shareholders approve the contracts. Shareholder approval of the proposals will allow your Fund to operate without interruption.

If you already signed a Saba proxy card, you have the right as a shareholder of the Fund to change your vote before the meeting takes place. You can do this by using the WHITE proxy card sent to you by Putnam, which will replace the gold proxy card you previously completed. Regardless of the number of shares you own, it is important that your shares be represented at the meeting by voting your proxy.

Vote using the WHITE proxy card.
Discard any GOLD proxy cards.

If you have any questions, please contact our Proxy Solicitor, EQ Fund Solutions, at 877-536-1555, Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Thank you for voting.